Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Lightwave Logic, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of Lightwave Logic, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

Date: May 2, 2018